Exhibit 99.1

KKR FINANCIAL CORP. ANNOUNCES EFFECTIVENESS OF
SHELF REGISTRATION STATEMENT RELATING TO RESALE OF PRIVATELY PLACED SHARES

SAN FRANCISCO, CALIFORNIA, September 6, 2005––KKR Financial Corp. (NYSE: KFN) today announced that the Securities and Exchange Commission has declared effective its Registration Statement on Form S-11 (File No. 333-124135) relating to the resale of 43,509,002 shares of its common stock. All of these shares of common stock were originally issued and sold in a privately placed common stock offering in August 2004. Under this Registration Statement, the selling stockholders listed in the prospectus are permitted, but are not obligated, to sell, from time to time, some or all of their respective shares covered by the prospectus. KKR Financial will not receive any proceeds from the sale of shares under the Registration Statement.

A copy of the prospectus may be obtained from KKR Financial Corp., Four Embarcadero Center, Suite 2050, San Francisco, California 94111, Attention: Laurie Poggi.  It is also available on KKR Financial’s website at www.kkrfinancial.com/ir or on the Securities and Exchange Commission’s website at www.sec.gov.

If you are a stockholder, are not currently listed as a selling stockholder in the above-referenced Registration Statement and wish to be listed as a selling stockholder in the above-referenced Registration Statement, you must provide KKR Financial with a completed selling stockholder questionnaire. A copy of the questionnaire may be obtained from KKR Financial by contacting Laurie Poggi by mail at Four Embarcadero Center, Suite 2050, San Francisco, California 94111, or by email at kfninfo@kkr.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About KKR Financial

KKR Financial is a specialty finance company that invests in multiple asset classes and uses leverage to generate competitive leveraged risk-adjusted returns. KKR Financial currently makes investments in the following asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; (iv) asset-backed securities; and (v) equity securities. KKR Financial also makes opportunistic investments in other asset classes from time to time.  KKR Financial was organized as a Maryland corporation on July 7, 2004, and commenced operations on August 12, 2004. KKR Financial is structured as a real estate investment trust and KKR Financial Advisors LLC manages KKR Financial pursuant to a management agreement.  KKR Financial Corp. and KKR Financial Advisors LLC are affiliates of Kohlberg Kravis Roberts & Co. L.P.

For more information about KKR Financial or a copy of this press release, visit its website at www.kkrfinancial.com.